Exhibit 21.1

List of Subsidiaries of Blue Coat Systems Inc.

Blue Coat Canada, Inc.

CacheFlow Ltd. (UK)

CacheFlow Australia Pty. Ltd.

Blue Coat International, Inc. (Delaware Corporation)

CacheFlow Hong Kong Ltd.

CacheFlow Netherlands B.V.

Blue Coat K.K. (Japan)

CacheFlow Espana, S.L.

Entera Corporation (Delaware Corporation)